Free Writing Prospectus pursuant to Rule 433 dated October 21, 2024

Registration Statement No. 333-269296

Callable Fixed Coupon Equity-Linked Notes due

OVERVIEW

Subject to our redemption right described below, the notes will pay a fixed coupon of $7.75 (0.775% monthly, or up to 9.3% per annum) for each $1,000 face amount on each coupon payment date. The amount that you will be paid on your notes on the stated maturity date, in addition to the final coupon, is based on the performance of the common stock of Bank of America Corporation as measured from the trade date to and including the determination date.

We may redeem your notes at 100% of their face amount plus the coupon then due on any coupon payment date on or after the coupon payment date in April 2025 up to the coupon payment date in September 2026.

If we do not redeem your notes, if the final index stock price on the determination date is greater than or equal to 70% of the initial index stock price, you will receive the face amount of your notes. If the final index stock price is less than 70% of the initial index stock price, the amount you receive will depend on the index stock return but will be less than the face amount of your notes. You will not benefit from any increase in the final index stock price above the initial index stock price, and you could lose your entire investment in the notes if the final index stock price is less than 70% of the initial index stock price.

To determine your payment at maturity, we will calculate the index stock return, which is the percentage increase or decrease in the final index stock price from the initial index stock price.

You should read the accompanying preliminary prospectus supplement dated October 21, 2024, which we refer to herein as the accompanying preliminary prospectus supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
CUSIP/ISIN:	40058FLT8 / US40058FLT83
Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Index stock:	the common stock of Bank of America Corporation (current Bloomberg ticker: “BAC UN”)
Trade date:	expected to be October 22, 2024
Settlement date:	expected to be October 25, 2024
Determination date:	expected to be October 22, 2026
Stated maturity date:	expected to be October 27, 2026
Coupon payment dates:	expected to be each date specified as such in the table below
Coupon Payment Dates

November 27, 2024

December 27, 2024

January 27, 2025

February 27, 2025

March 27, 2025

April 25, 2025

May 28, 2025

June 26, 2025

July 25, 2025

August 27, 2025

September 25, 2025

October 27, 2025

November 28, 2025

December 26, 2025

January 27, 2026

February 26, 2026

March 26, 2026

April 27, 2026

May 28, 2026

June 25, 2026

July 27, 2026

August 27, 2026

September 25, 2026

October 27, 2026

Payment amount at maturity (for each $1,000 face amount of your notes):
•
if the index stock return is greater than or equal to -30% (the final index stock price is greater than or equal to 70% of the initial index stock price), $1,000; or
•
if the index stock return is less than -30% (the final index stock price is less than 70% of the initial index stock price), the sum of (i) $1,000 plus (ii) the product of (a) the index stock return times (b) $1,000

Company’s redemption right:

the company may redeem this note, at its option, in whole but not in part, on each coupon payment date commencing in April 2025 and ending in September 2026, for an amount in cash for each $1,000 of the outstanding face amount on the redemption date equal to 100% of such $1,000 face amount plus the coupon then due

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the index stock, the terms of the notes and certain risks.

Initial index stock price:	to be determined on the trade date and will be an intra-day price or the closing price of one share of the index stock on the trade date
Final index stock price:	the closing price of one share of the index stock on the determination date
Index stock return:	the quotient of (i) the final index stock price minus the initial index stock price divided by (ii) the initial index stock price, expressed as a percentage
Coupon (for each $1,000 face amount of your notes):	$7.75 (0.775% monthly, or up to 9.3% per annum)
Estimated value range:	$925 to $955 (which is less than the original issue price; see accompanying preliminary prospectus supplement)

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the index stock, the terms of the notes and certain risks.

HYPOTHETICAL PAYMENT AT MATURITY
The Notes Have Not Been Redeemed
Hypothetical Final Index Stock Price (as a % of the Initial Index Stock Price)	Hypothetical Cash Settlement Amount (as a % of Face Amount)*
200.000%	100.000%
175.000%	100.000%
150.000%	100.000%
125.000%	100.000%
100.000%	100.000%
90.000%	100.000%
80.000%	100.000%
70.000%	100.000%
69.999%	69.999%
40.000%	40.000%
25.000%	25.000%
0.000%	0.000%

*Does not include the final coupon

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and preliminary prospectus supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement and preliminary prospectus supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement and preliminary prospectus supplement if you so request by calling (212) 357-4612.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Preliminary prospectus supplement dated October 21, 2024
•
Prospectus supplement dated February 13, 2023
•
Prospectus dated February 13, 2023

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the index stock, the terms of the notes and certain risks.

RISK FACTORS

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary prospectus supplement, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Additional Risk Factors Specific to Your Notes” in the accompanying preliminary prospectus supplement, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary prospectus supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes
▪
The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
You May Lose Your Entire Investment in the Notes
▪
The Return on Your Notes May Change Significantly Despite Only a Small Change in the Price of the Index Stock
▪
We Are Able to Redeem Your Notes at Our Option
▪
The Coupon is Fixed and Does Not Reflect the Actual Performance of the Index Stock
▪
The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors
▪
Your Notes May Not Have an Active Trading Market
▪
If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected
▪
If the Market Price of the Index Stock Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪
We Will Not Hold Shares of the Index Stock for Your Benefit
▪
You Have No Shareholder Rights or Rights to Receive Any Index Stock
▪
In Some Circumstances, the Payment You Receive On the Notes May Be Based On the Securities of Another Company and Not the Issuer of the Index Stock
▪
Past Index Stock Performance is No Guide to Future Performance

▪
As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes
▪
The Calculation Agent Can Postpone the Determination Date If a Market Disruption Event or a Non-Trading Day Occurs or is Continuing
▪
There is No Affiliation Between the Index Stock Issuer and Us
▪
You Have Limited Anti-Dilution Protection
▪
We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

Risks Related to Conflicts of Interest

▪
Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes
▪
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes
▪
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Issuer of the Index Stock or Other Entities That Are Involved in the Transaction
▪
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties
▪
Other Investors in the Notes May Not Have the Same Interests as You

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the index stock, the terms of the notes and certain risks.

Risks Related to Tax ▪ Certain Considerations for Insurance Companies and Employee Benefit Plans ▪ The Tax Consequences of an Investment in Your Notes Are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪
The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment

▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪
Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪
The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪ The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holder

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the index stock, the terms of the notes and certain risks.